Exhibit 23.1

October 6, 1999

To the Shareholders

Overseas Shipholding Group, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Overseas Shipholding Group, Inc. 1999 Non-Employee Director Stock Option Plan and the Overseas Shipholding Group, Inc. 1998 Stock Option Plan of our report dated February 23, 1999, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc., which is incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Overseas Shipholding Group, Inc. 1999 Non-Employee Director Stock Option Plan and the Overseas Shipholding Group, Inc. 1998 Stock Option Plan of our reports dated May 10, 1999 and August 9, 1999 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. which are included in its Form 10-Qs for the quarters ended March 31, 1999 and June 30, 1999. Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

ERNST & YOUNG LLP

New York, New York